Restoring shareholder rights
Preserving strategic alternatives
at
Ashford Hospitality Trust

The Case for an AHT Special Meeting Before Spin-Off

Why a special meeting?

1. Our binding proposals may be the only opportunity shareholders have to restore rights lost at AHT.
2. Once spun off, shareholders at Ashford Inc. will not have the right to call a special meeting, and will have fewer tools to hold its Board accountable.

We believe a Special Meeting called before the spin-off of Ashford Inc. represents shareholders' single best opportunity to restore shareholder rights and preserve strategic alternatives at both companies.

Outline

1. UNITE HERE achieves better corporate governance in hospitality REITs since 2012
2. AHT stripped shareholder rights: How can we RESTORE them?
3. How does Spin-off lock shareholders into an unproven structure?
4. Externally advised equity REITs: what are the risks?
5. UNITE HERE proposes AHT Special Meeting: restoring shareholder rights, protecting strategic alternatives
6. Why now?

UNITE HERE's record of successful Corporate Governance Initiatives

- Since 2012, proposed 18 shareholder proposals to improve shareholder rights in the hospitality sector.
- 11/18 proposals withdrawn after substantial implementation.
- A majority of votes cast approved 6/7 proposals which went to shareholder vote.
- Proposals implemented include
  - opting out of Maryland anti-takeover statutes for REITs
  - board declassification
  - shareholder approval of poison pills
  - a majority vote standard for director elections

UNITE HERE's members are beneficiaries of pension funds with over $60 billion in assets. **We do not seek your support on labor matters.** From time to time, labor disputes arise at companies where we are engaged as shareholders. UNITE HERE is a shareholder at Ashford Hospitality Trust and Ashford Hospitality Prime. We represent workers employed at two hotels at each company. There is currently a labor dispute at one hotel we represent owned by Ashford Hospitality Trust.

AHT strips shareholder rights: How can we Restore them?

- *2/25/2014:* AHT Board removes right of shareholders to make binding by-law resolutions; doubles votes needed to request Special Meeting.
- *2/27/2014:* AHT announces plans to spin off Ashford Inc., and pay fees as externally advised REIT.
- *4/7/2014:* AHT reveals Ashford Inc.'s entrenched corporate governance: classified board, no right to call special meetings
- *5/2014:* Citing "material governance failure," ISS recommends withholding votes from AHT incumbent directors
  - Lead independent director gets 55% of votes, 41% of O/S
- *5/14/2014:* AHT extends term of Advisory Agreement to 20 years, locking shareholders in.

Sources: Please see http://www.unlock-ashford.org/shrinking-shareholder-rights/

The proposed restructuring

Now


AHT
(115)
AHP
(10)
Key
Insiders
Remington

Proposed structure


Inc
AHT
(115)
AHP
(10)
Remington
Key
Insiders

Legend:

Solid arrow = fees (base & incentive)

Dashed arrow = compensation (salary/equity awards)

- AHT spins off AHP
- AHT gets advisory fees from AHP
- Majority of hotels at both REITs managed by Remington - a related party manager owned by the REIT's CEO.

- AHT plans to spin off its subsidiary, Ashford Inc.
- AHT will pay advisory fees to Ashford Inc.
- AHP will pay advisory fees to Ashford Inc.
- AHT, AHP can incentivise Inc. management with equity awards.
- Ashford Inc. will sign an exclusivity agreement with Remington to provide hotel management services to current and future clients.

Sources: Ashford Hospitality Prime, DEF 14 A, April 14, 2014, p. 27-28; Ashford Hospitality Trust, DEF 14 A, April 14, 2014, p. 55-57; Ashford Inc. Form S-4/A, August 15, 2014, p. 1, 29 and 125.

Externally advised equity REITs:
Market skepticism



Price/FFO discount:
Externally advised equity REITs
vs. peers (2012)
$20
$18
$16
$14
$12
$10
$8
$6
$4
$2
$0
Lodging
Seniors' residences
Commercial Office
Office/Industrial
Net lease
Externally advised
Peer group average



Ashford Hospitality Prime:
Share price since spin-off
(November 20, 2013-August 27, 2014)
25
20
15
10
5
0
-19.14%
20/11/2013
20/12/2013
20/01/2014
20/02/2014
20/03/2014
20/04/2014
20/05/2014
20/06/2014
20/07/2014
20/08/2014

Sources for Price/FFO: Please see http://www.unlock-ashford.org/wp-content/uploads/REIT-HiddenCostsReport.pdf

Which is it, Ashford?

October 2013:

"The [external] structure enables investors to continue to benefit from the experience of a management team with one of the best track records in our sector, ***is cheaper than an internally-advised structure***, and provides for management incentives only in the event of outperformance versus a defined peer group."

- *Ashford Hospitality Trust, Investor Presentation on Ashford Prime (slide 5)*

December 2013:

"The amount of fees and incentives paid to Ashford Advisor ***may exceed the average of internalized expenses of our industry peers*** and the fees and incentives paid by other externally managed REITs to their advisors."

- *Ashford Hospitality Prime, Form S-11*

External REIT advisory fees: Will this happen to AHT?

*Ashford's 2012 Pro-Forma figures suggest General & Administrative cost of running Ashford Prime portfolio could more than **double**.*

CG&A Expenses	G&A costs for Prime properties (AHT)	Advisory Agreement: New costs	Total pro forma CG&A costs, AHP
A. CG&A	$10,846		
B. Base Fee		$6,745	
C. Incentive Fee		$7,912	
D. Stock Based Comp		$275	
E. Salaries and Benefits		-$2,752	
F. Reimbursements		$195	
G. Additional base fee (1/21/14 share offering)		$971	
Total CG&A	**$10,846**	**$13,346**	**$24,192**

Source: Ashford Hospitality Prime Inc and subsidiaries unaudited pro forma combined consolidated statement of operations FYE December 31, 2012, p. F-7 and notes., Ashford Hospitality Prime, Registration Statement dated January 21, 2014.

External REIT advisory agreements:
Anti-takeover properties

- Change of Control, other termination fees
- 20 Year Term
- High potential cost of becoming self-managed, if experiment fails (e.g., CNL)
- Conflicts of interest: Sale may not be in the interest of related parties
- Trust, Prime: Exclusivity agreement with Remington, Change of Control termination fees

Ashford Inc. –
Backsliding on corporate governance

- 3-tiered classified Board of Directors
- Shareholders can't call Special Meeting
- Directors can only be removed for cause, with assent of 80% of shares outstanding
- Shareholders can't hold more than 9.9% of common shares
- Opts into Delaware anti-takeover statute
- Reduced disclosure of executive compensation under JOBS Act

Summary

- Record of externally advised lodging REITs not encouraging
- Spin-off concerns include:
  - managing conflicts of interest
  - potential increase in corporate G&A costs
  - potential discounted valuation
  - no clear path back to self-advised structure
  - potential roadblocks to asset sales
  - “poison pill” termination fees
- Red flag: **shrinking shareholder control** over both AHT and future Ashford Inc.

Why a Special Meeting?

1. Restore shareholder rights stripped from AHT shareholders, with binding resolutions
2. Put terms of Spin-Off to a Vote of Shareholders
3. Recommend Shareholder-Friendly Changes to Ashford Inc's Governance

We believe restoring shareholder rights before the Spin-Off would help keep strategic alternatives available to shareholders of AHT and Ashford Inc.

Why now?

1. Our binding proposals may be the only opportunity shareholders have to restore rights lost at AHT.
2. Once spun off, shareholders at Ashford Inc. will not have the right to call a special meeting, and will have fewer tools to hold its Board accountable.

We believe a Special Meeting called before the spin-off of Ashford Inc. represents shareholders' single best opportunity to restore shareholder rights and preserve strategic alternatives at both companies.